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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:                              FOR MORE INFORMATION,
CONTACT:
March 21, 2001                               David Camp, President and CEO
                                                   Paul Landers, Chief Financial

Officer
                                                       (940) 323-9672

INTERNATIONAL ISOTOPES INC ANNOUNCES DEFINITIVE AGREEMENTS SIGNED TO SELL RADIOPHARMACEUTICAL AND BRACHYTHERAPY ASSETS

Denton, TX, March 21, 2001 - International Isotopes Inc. (Nasdaq NMS: "INIS",
BSE: ITL) (I3) announces Definitive Agreements have been signed to sell specific assets of the Company.

NeoRx Corporation has conditionally agreed to acquire the Company's radiopharmaceutical facility and assets located on Jim Christal Road in Denton, Texas for cash and warrants to purchase common stock of NeoRx.

Imagyn Medical Technologies has conditionally agreed to acquire the Company's brachytherapy seed assets located within the radiopharmaceutical facility for cash.

Dr. David M. Camp, Chairman and CEO of International Isotopes, stated, "These transactions, when completed, allow I3 to significantly reduce our secured and unsecured debt. We are very glad to have found NeoRx and Imagyn who have the resources to grow these assets and for our employees to be part of organizations that have the vision and funding to be successful."

"These sales were necessary because the Company has effectively run out of money. In the fourth quarter of 2000, it became apparent that the Company was not going to be successful in completing its third round of preferred stock funding. This funding was unsuccessful partially because of tightening equity markets and partially because of specific revenues not developing at the rate we expected. Because the Company has been a development stage company with virtually no other sources of funds than additional financing, this funding was essential to continue operations."

"With no funds to continue operations the Company investigated and pursued several alternatives in an attempt to salvage the business. First, the Company pursued several partnering relationships with customers. These attempts were not successful primarily due to the Company's weak financial condition. Since early December, banking institutions and entities that have an interest in acquiring certain Company assets have funded our operations."

"The Company also seriously considered seeking relief under Chapter 11 of the Bankruptcy Code. The Company even considered liquidation under Chapter 7 of the Bankruptcy Code. The Company concluded that in bankruptcy the claims of our secured creditors and bankruptcy administration costs would likely exceed the realizable value of our assets and that our unsecured creditors would receive nothing due to the radiation license liabilities, the anticipated difficulty in selling assets containing radioactive materials, and the probable loss of critical highly skilled employees who are needed to maintain and operate the Company and without whom the assets' value to a potential purchaser would be greatly diminished."

"All of the cash proceeds of the NeoRx and Imagyn transactions will be directed to the creditors of I3. Even though we have today signed agreements for the divestiture of our Jim Christal assets, we still must obtain approval of 90% of the unsecured creditors. Our preferred shareholders have already voted to accept NeoRx warrants with a value substantially less than their investment in the Company in exchange for



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certain reductions in the rights of the preferred stock, and the unsecured creditors must also accept less than the amount that we owe them, or we cannot complete the above transactions. We are contacting our unsecured creditors beginning tomorrow and, with their acceptance of less than full repayment, we will make the reduced payment to them within a few days after the closing of these transactions."

"If we are unsuccessful in obtaining creditor approval, and, as a result the NeoRx and Imagyn transactions cannot be completed, the Company will have no alternative to a filing under the Bankruptcy Code, which we believe would result in unsecured creditors and shareholders receiving nothing with respect to their investments."

Dr. Camp continued, "We are continuing to try to sell our Shady Oaks facility, which has been closed since November, 2000, and the real estate we own in Waxahachie. If we can sell these assets, the only remaining International Isotopes business will be our operations in Idaho. For that business to continue it will be imperative that we complete our asset sales, satisfy our unsecured creditors and reduce further our secured debt."



               (a)   International Isotopes Safe Harbor Statement

Statements in the press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the ability to meet time schedules, the need to raise additional capital, the development of competitive products by others and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update statements in this press release.

                                      -END-